UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 333-107925

                         CarMax Auto Owner Trust 2003-2
           ----------------------------------------------------------
                     (Issuer with respect to the securities)

                             CarMax Auto Funding LLC
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              4900 Cox Road, Suite 200, Glen Allen, Virginia 23060
                                 (804) 935-4512
           ----------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         CarMax Auto Owner Trust 2003-2
                       1.13% Class A-1 Asset Backed Notes
                       1.68% Class A-2 Asset Backed Notes
                       2.36% Class A-3 Asset Backed Notes
                       3.07% Class A-4 Asset Backed Notes
                        2.50% Class B Asset Backed Notes
                        2.75% Class C Asset Backed Notes
                        3.78% Class D Asset Backed Notes
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i) _____   Rule 12h-3(b)(1)(i) __X__
         Rule 12g-4(a)(1)(ii)_____   Rule 12h-3(b)(1)(ii)_____
         Rule 12g-4(a)(2)(i) _____   Rule 12h-3(b)(2)(i) _____
         Rule 12g-4(a)(2)(ii)_____   Rule 12h-3(b)(2)(ii)_____
                                     Rule 15d-6          _____

Approximate number of holders of record as of the certification or notice date: 23

Pursuant to the requirements of the Securities Exchange Act of 1934, CarMax Auto Funding LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                     CARMAX AUTO FUNDING LLC


                                                     By: /s/ Keith D. Browning
                                                         ---------------------
                                                        Name: Keith D. Browning
                                                        Title: President

Date: April 15, 2004